Exhibit 10.3
FORM OF LETTER AGREEMENT
December 23, 2008
Re: Sterling Bancorp: UST Sequence No. 299
[Insert Name]
c/o Sterling Bancorp
650 Fifth Avenue
New York, New York 10019
Dear [Insert Name]
     Sterling Bancorp (the “Company”) has entered into a Securities Purchase Agreement, dated December 23, 2008 (the “Securities Purchase Agreement”), with the United States Department of Treasury (“Treasury”) as part of the Company’s participation in the Treasury’s TARP Capital Purchase Program (the “CPP”).
     For the Company to participate in the CPP and as a condition to the closing of the investment contemplated by the Securities Purchase Agreement, the Company is required to establish specified standards for incentive compensation to its “senior executive officers” (as defined below) and to make changes to certain of its compensation arrangements. To comply with these requirements, and in consideration of the benefits that you will receive as a result of the Company’s participation in the CPP, you agree as follows:
(1)	No Golden Parachute Payments. The Company is prohibiting any “golden parachute payment” (as defined below) to you during any “CPP Covered Period”. A “CPP Covered Period” is any period during which (A) you are a senior executive officer and (B) Treasury holds an equity or debt position acquired from the Company in the CPP.

(2)	Recovery of Bonus and Incentive Compensation. Any bonus or incentive compensation payments to you during a CPP Covered Period is subject to recovery or “clawback” by the Company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

(3)	Compensation Program Amendments. Each of the Company’s compensation, bonus, incentive and other benefit plans, programs, arrangements and agreements (including, without limitation, the Key Executive Incentive Bonus Plan, the Stock Incentive Plan and each award agreement thereunder and any employment or change in control severance agreement) (collectively, “Benefit Plans”) applicable to you is hereby amended if and to the extent necessary to give effect to provisions (1) and (2) and as required under the Securities Purchase Agreement.
     In addition, the CPP requires the Compensation Committee of the Company’s Board of Directors to review annually with the Company’s senior risk officers the features of the Benefit Plans to ensure that they do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company. If and to the extent that, as a result of any such review, the Compensation Committee determines any revision to any Benefit Plan is appropriate, you hereby agree to any such revisions and you agree to execute such additional documents as the Company deems necessary to effect such revisions.
(4)	Definitions and Interpretation. This letter shall be interpreted as follows:
•	“Senior executive officer” means the Company’s “senior executive officers” as defined in subsection 111(b)(3) of EESA and the regulations governing the CPP.

•	“Golden parachute payment” has the same meaning as in subsection 111(b)(2)(C) of EESA.

•	“EESA” means the Emergency Economic Stabilization Act of 2008 as implemented by guidance or regulation that has been issued and is in effect as of the “Closing Date” as defined in the Securities Purchase Agreement.

•	The term “Company” includes any entities treated as a single employer with the Company under 31 C.F.R. § 30.1(b) (as in effect on the Closing Date). (We note that you are also delivering a waiver pursuant to the Securities Purchase Agreement, and, as between the Company and you, the term “employer” in that waiver will be deemed to mean the Company as used in this letter.

•	The term “CPP Covered Period” shall be limited by, and interpreted in a manner consistent with, 31 C.F.R. § 30.11 (as in effect on the Closing Date).

•	Provisions (1) and (2) of this letter are intended to, and will be interpreted, administered and construed to, comply with Section 111 of EESA and the regulations thereunder and the regulations governing the CPP (as in effect on the Closing Date) and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this letter.
•	This letter will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed in New York. Any dispute arising under this letter shall be resolved by the Federal or state courts located in New York City, New York.

Very truly yours, STERLING BANCORP
By:
	Name:	Dale C. Fredston
	Title:	S.V.P. & Corporate Secretary

Intending to be legally bound, I agree
with and accept the foregoing terms.

[Insert Name]